UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2015

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) On November 11, 2015, the Board of Directors (“Board”) of Bakken Resources, Inc. (the “Company” or “Bakken”) appointed Solange Charas to the Board as an independent director, filling an existing vacancy.

Dan Anderson, the Company’s Chief Financial Officer, notes, “We are fortunate to have Dr. Charas join the Board. Dr. Charas brings to us a wealth of experience in corporate governance, compensation standards and corporate best practices.”

Dr. Charas has more than 25 years of institutional experience with public and private companies both as an employee and a board member, particularly in the areas of corporate governance and human capital. Dr. Charas has served on various Board committees including audit and compensation committees. Dr. Charas has expertise in all areas of human capital management for national and global organizations, specifically in post-merger culture integration, aligning human capital performance to key economic performance indicators, human capital analytics, project management, and designing compensation plans. Dr. Charas serves as an adjunct professor for New York University’s School of Professional Studies, and she is currently CEO of Charas Consulting, Inc., a boutique human resources consulting firm in New York City, as well as the Chief Human Resources Officer and board member of Integral Board Group, LLC. Her past experiences include Chief Human Capital Officer for Praetorian Financial Group (now QBE), National Director of Arthur Andersen, Senior Manager at Ernst & Young, Manager of International Corporate Compensation for GE Capital Co. Dr. Charas holds a Ph.D. in Management from Case Western Reserve University, an MBA in Accounting and Finance from Cornell University, and a B.A. in Political Economy from UC Berkeley.

There is no arrangement or understanding between Dr. Charas and any other person pursuant to which Dr. Charas was elected as a director of the Company, and there are no transactions in which Dr. Charas has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Name: Dan Anderson
Title: Chief Financial Officer
Dated: November 11, 2015